Exhibit 11

               NORTHWESTERN STEEL AND WIRE COMPANY

                 Computation of Income Per Share

                    Three Months Ended       Nine Months Ended
                         April 30                 April 30,
                    __________________       _________________
                    1995        1994         1995        1994
                    ____        ____         ____        ____


Net income........ $ 3,428,000  $1,660,000   $9,904,000  $6,573,000
                    ==========  ==========   ==========  ==========

Weighted average
shares outstanding. 24,682,238  24,668,674   24,682,238  24,668,674

Net additional
shares outstanding
assuming dilutive
stock options
exercised and
proceeds used
to purchase
treasury stock
at average
market price.......    330,139     590,324      330,139     590,324
                       _______     _______      _______     _______

Shares outstanding
for net income
per share
calculation........ 25,012,377  25,258,998    25,012,377 25,258,998
                    ==========  ==========    ========== ==========
Net income per
share.............. $0.14       $0.06         $0.40      $0.26
                    ==========  ==========    ========== ==========
